Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2014 FOURTH QUARTER FINANCIAL RESULTS

Q4 2014 OVERVIEW
•	Revenue rose 6.9% to $13.1 million from $12.3 million in Q4 2013.
•	Gross profit of $4.1 million, or 30.9% of revenue, compared to gross profit of $3.6 million, or 29.5% of revenue, in Q4 2013.
•	Net loss of $0.8 million, or $0.05 per diluted share, compared to a net loss of $0.2 million, or $0.01 per diluted share, in Q4 2013.
•	Net loss includes $0.5 million of pre-tax charges related to restructuring and Hyperspring acquisition costs.
At December 31, 2014
•	Total cash and equivalents of $13.6 million, or $0.76 per diluted share, excluding $4.2 million of restricted cash.
•	Working capital of $11.5 million.
•	$0 long-term debt.
•	Backlog of $48.4 million, up 6% from $45.7 million at end of Q3 2014.

Sykesville, MD – March 19, 2015 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), a global energy industry performance improvement company, today announced financial results for the fourth quarter ("Q4") and year ended December 31, 2014.   Results for Q4 2014 and full year 2014 include the results of Hyperspring, LLC ("Hyperspring") from the date of its acquisition on November 14, 2014.

With the acquisition of Hyperspring, the Company has commenced reporting selected financial results for two business segments: Staff Augmentation, which provides personnel to fulfill staff positions on a short-term basis to energy industry customers; and Performance Improvement Solutions, which provides simulation, engineering and training solutions and services to the nuclear and fossil fuel power industry and to the chemical and petrochemical industries.  Hyperspring's results are included in the Staff Augmentation segment.

Jim Eberle, Chief Executive Officer of GSE, said, "In Q4 2014, we made significant strides in positioning GSE for the future with our acquisition of Hyperspring, our investment in IntelliQlik, LLC, and the restructuring of our U.S. and Swedish operations.  Hyperspring's staff augmentation business contributed $2.3 million to our consolidated Q4 revenue and in 2015 we will be focusing on expanding Hyperspring's U.S. nuclear customer base and diversifying into the fossil power industry.  IntelliQlik continues its development of a next generation, cloud-based software platform for online learning and learning management for all energy sectors and remains on target for a launch in late 2015.  We have restructured our Swedish operations due to a reduced level of simulation business in Japan post-Fukushima and in Europe with the continent's overall economic slowdown.  In 2015 our Performance Improvement Solutions business will be investing in additional business development and operations personnel for solutions aimed specifically at the chemical and petrochemical industries.   Our balance sheet remains strong, with approximately $13.6 million of cash and equivalents at quarter-end and no long-term debt, providing us with flexibility to selectively pursue additional growth opportunities as they arise."

Q4 2014 RESULTS
Q4 2014 revenue increased 6.9% to $13.1 million from $12.3 million in Q4 2013, driven by $2.3 million of incremental Staff Augmentation revenue for services provided by Hyperspring, which more than offsets a $1.4 million decline in Performance Improvement Solutions revenue.  The decline in Performance Improvement Solutions revenue primarily was attributable to a $2.5 million decrease in revenue from the $36.6 million Slovakia simulator project, which was completed and entered warranty in April 2014.  Revenue generated from domestic fossil fuel simulation projects increased by $1.4 million in Q4 2014 as compared to Q4 2013 mainly due to a large contract received from a U.S. utility for new high-fidelity operator training simulators for four power plants.
Gross profit in Q4 2014 increased to $4.1 million, or 30.9% of revenue, from $3.6 million, or 29.5% of revenue, in Q4 2013.  Staff Augmentation gross profit was $0.2 million, or 9.8% of Staff Augmentation revenue, in Q4 2014.  Performance Improvement Solutions gross profit was $3.9 million, or 35.3% of Performance Improvement Solutions revenue, in Q4 2014.  The increase in Performance Improvement Solutions gross profit as compared to 4Q 2013 is mainly attributable to an increase in the Company's Swedish gross profit due to the restructuring activities that occurred earlier in 2014 and an increase in EnVisionTM product gross profit offset by a reduction in nuclear simulation gross profit due to the completion of the Slovakia project in April 2014.
Selling, general & administrative expenses in Q4 2014 rose 21.2% to $4.7 million from $3.9 million in Q4 2013. This increase was primarily due to higher software product development expenses ($0.5 million), severance costs related to our U.S. operations ($0.4 million) and Hyperspring acquisition expenses ($0.1 million).
Operating loss for Q4 2014 was $0.9 million compared to an operating loss of $0.5 million in Q4 2013.  Excluding the severance and acquisition expenses, Q4 2014 operating loss was $0.4 million.
Net loss for Q4 2014 was $0.8 million, or $0.05 per basic and diluted share, compared to a net loss of $0.2 million, or $0.01 per basic and diluted share, in Q4 2013.
The EBITDA (Earnings before interest, taxes, depreciation and amortization) loss for Q4 2014 was $0.7 million compared to EBITDA of $0.2 million in Q4 2013.
Backlog at December 31, 2014 rose to $48.4 million from $45.7 million at September 30, 2014, and included approximately $6.7 million of Hyperspring backlog.
GSE's cash position at December 31, 2014 was $13.6 million, excluding $4.2 million of restricted cash, as compared to $16.0 million, excluding $4.2 million of restricted cash, at September 30, 2014.  The decline in cash at December 31, 2014 from September 30, 2014 primarily reflects the $3.0 million payment made by the Company to purchase Hyperspring in Q4 2014.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q4 results and other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=173718

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. provides performance improvement solutions to the energy and process industries. We improve human performance though turnkey training, unique visualization and simulation applications, and our staff of instructors, as well as plant improvement through our engineering expertise and use of technology to improve plant design, commissioning and operations. The Company has more than 300 employees and over four decades of experience as well as more than 1,100 installations and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Cary, North Carolina; Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	unaudited
	Three Months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Contract revenue	$13,107	$12,262	$37,930	$47,562
Cost of revenue	9,054	8,649	26,551	34,981
Write-down of capitalized software development costs	-	-	-	2,174
Gross profit	4,053	3,613	11,379	10,407
Selling, general and administrative	4,748	3,917	17,570	15,836
Goodwill impairment loss	-	-	-	4,462
Depreciation	132	136	545	570
Amortization of definite-lived intangible assets	85	52	193	207
Operating expenses	4,965	4,105	18,308	21,075
Operating loss	(912)	(492)	(6,929)	(10,668)
Interest income, net	40	20	143	105
Gain on derivative instruments	31	486	209	265
Other income (expense), net	8	(7)	1	(67)
Income (loss) before income taxes	(833)	7	(6,576)	(10,365)
Provision for income taxes	4	169	166	146
Net loss	$(837)	$(162)	$(6,742)	$(10,511)
Basic loss per common share	$(0.05)	$(0.01)	$(0.38)	$(0.58)
Diluted loss per common share	$(0.05)	$(0.01)	$(0.38)	$(0.58)
Weighted average shares outstanding - Basic	17,887,859	17,905,977	17,887,859	18,150,915
Weighted average shares outstanding - Diluted	17,887,859	17,905,977	17,887,859	18,150,915

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$13,583	$15,643
Restricted cash - current	613	45
Current assets	31,729	43,944
Long-term restricted cash	3,591	1,021
Total assets	45,999	48,827

Current liabilities	$20,273	$17,953
Long-term liabilities	1,986	487
Stockholders' equity	23,740	30,387

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Net loss	$(837)	$(162)	$(6,742)	$(10,511)
Interest income, net	(40)	(20)	(143)	(105)
Provision for income taxes	4	169	166	146
Write-down of capitalized software development costs	-	-	-	2,174
Depreciation and amortization	217	188	738	777
Goodwill impairment loss	-	-	-	4,462
EBITDA	$(656)	$175	$(5,981)	$(3,057)